Exhibit 10(b)

DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT entered into this the 15th day of January, 1987, by and between THE NATIONAL BANK OF SUMMERS, a corporation organized and existing under the laws of the UNITED STATES OF AMERICA (hereinafter referred to as the “Corporation”), and                     , an independent contractor (hereinafter referred to as “Director”).

WHEREAS, the Director has provided services in a capable and efficient manner, resulting in substantial growth and progress to the Corporation; and

WHEREAS, the experience of the Director is such that assurance of his continued services is essential to the future growth and profits of the Corporation; and

WHEREAS, the Corporation desires to retain the services of the Director; and

WHEREAS, the Director is willing to continue to provide services to the Corporation if the Corporation will agree to pay to him or his designees certain benefits in accordance with the provisions and conditions hereinafter set forth; and

WHEREAS, the Corporation is the owner of certain life insurance policies and other property on behalf of the Director. NOW, THEREFORE, in consideration of the agreements between the parties, the parties covenant and agree as follows:

1. PROMISE TO PAY

Notwithstanding any other agreements between the parties, the Corporation agrees to pay the Director certain amounts, as hereinafter set forth, payments of which will be deferred pursuant to the terms of this Agreement as hereinafter set forth.

2. MATURITY DATE

The Corporation agrees that the payments to the Director shall commence upon the first day of the month following his sixty-fifth (65th) birthday, hereinafter called the Maturity Date.

3. DEFERRED COMPENSATION BENEFIT

If the Director is living on the Maturity Date, the Director shall be entitled to receive, in monthly installments over a period of one hundred eighty (180) Months, an amount determined by the following table assuming all dividends have been reinvested in the policy and the policy has been continuously kept in full force plus the then value of all other investments made by and owned by the Corporation on behalf of the Director.

Example: (1st, 2nd, 3rd, etc.) 12 monthly payments shall equal (1/15, 1/14, 1/13, etc.) of the net cash surrender value plus any dividend payable during the preceding year divided by one minus the current marginal Federal Tax bracket of the Corporation.

Table I

1st	12	Months	-	1/15	(See above example)
2nd	12	Months	-	1/14	"
3rd	12	Months	-	1/13	"
4th	12	Months	-	1/12	"
5th	12	Months	-	1/11	"
6th	12	Months	-	1/10	"
7th	12	Months	-	1/9	"
8th	12	Months	-	1/8	"
9th	12	Months	-	1/7	"
10th	12	Months	-	1/6	"
11th	12	Months	-	1/5	"
12th	12	Months	-	1/4	"
13th	12	Months	-	1/3	"
14th	12	Months	-	1/2	"
15th	12	Months	-	Remainder

“Net cash surrender value” shall mean the cash surrender value on the maturity date plus annual increases (cumulatively) of cash value less amounts of cash value used for payments to the Director (or equal to what would have been paid out of cash value if the corporation does not actually pay by borrowing or making partial surrenders) which would be the total payments to the Director less the tax savings of the Corporation due to the payments being tax deductible.

The Director shall be entitled to a minimum monthly payment of $                 beginning at the maturity date.

EXAMPLE OF 3.

Dividend paid during preceding policy year $8,000.

Maturity Date cash surrender value $97,500.

($97,500)

First monthly payment = (15) + ($8,000) divided by 12 = $1,830.81
(1 - .34)

If Director is still alive after 15 years, a monthly amount equal to the 180th payment shall continue to be paid to the Director during the life of Director.

4. PREMATURITY DEATH BENEFIT

If the Director shall die prior to the Maturity Date, his beneficiaries, determined in accordance with Paragraph 5 hereof, shall receive, in equal monthly installments over a period of one hundred eighty (180) months, an amount determined by taking the death benefit of said policy, assuming all dividends have been reinvested in the policy and said policy has been kept continuously in full force, and dividing it by one minus the Federal marginal tax rate of the Corporation and dividing by the number of payments (180).

EXAMPLE OF 4

Death Benefit = $70,000.

($70,000)
180 equal monthly installments of (1 - .34) divided by 180 = $589.23

5. BENEFICIARY OF DEATH BENEFIT

In the event that the Director should die prior to receipt of any amount to which he is entitled hereunder, or of all such amounts, any amounts remaining unpaid shall be paid to such beneficiary or beneficiaries as the Director may designate by filing with the Corporation a notice in writing, but in the absence of any such designation, such unpaid amounts shall be paid to his surviving spouse, if living, and if not living, then the balance remaining shall be paid in a single lump sum to the Director’s estate.

6. INSTALLMENT PAYMENT OF DEATH BENEFIT

In the event payment of monthly installments shall have theretofore commenced to the Director, the beneficiaries shall receive the balance of the monthly payments in the amount of the last monthly payment that was paid to the Director for up to 15 years, but in no case shall there be more than a total of 180 payments (including payments to the Director as well as the beneficiary).

7. TERMINATION BENEFIT

If the Director shall become disabled or his services shall be terminated for any reason other than death, he shall be entitled to monthly installments determined by the formula established in Paragraph 3 hereof. However, the minimum monthly payment provision shall not apply.

8. NON-ASSIGNABLE RIGHTS

Except as otherwise provided by this Agreement, it is agreed that neither the Director nor his spouse, nor other beneficiary, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder which payments and the right thereto are expressly declared to be non-assignable and non-transferable.

9. NON-FORFEITABLE RIGHTS

All rights and benefits provided to the Director under this Agreement shall be fully vested and non-forfeitable.

10. INDEPENDENCE OF AGREEMENT

The benefits payable under this Agreement shall be independent of, and in addition to, any other service agreement that may exist from time to time between the parties hereto, or any other compensation payable by the Corporation to the Director.

This Agreement shall not be deemed to constitute a contract of service between the parties hereto, nor shall any provision hereof restrict the right of the Corporation to discharge the Director, or restrict the right of the Director to terminate his services.

11. NON-SECURED PROMISE

The rights of the Director under this Agreement and of any beneficiary of the Director shall be solely those of an unsecured creditor of the Corporation. Any insurance policy or any other asset acquired or held by the Corporation in connection with the liabilities assumed by it hereunder, shall not, except as otherwise expressly provided, be deemed to be held under any trust for the benefit of the Director or his beneficiaries or to be security for the performance of the obligations of the Corporation, but shall be, and remain, a general, unpledged, unrestricted asset of the Corporation.

12. CHANGE OF BUSINESS FORM

The Corporation agrees that it will not merge or consolidate with any other corporation or organization, or permit its business activities to be taken over by any other organization, unless or until the succeeding or continuing corporation or other organization shall expressly assume the rights and obligations of the Corporation herein set forth. The Corporation further agrees that it will not cease its business activities or terminate its existence, other than as heretofore set forth in this Paragraph 12, without having made adequate provision for the fulfilling of its obligations hereunder. In the event of any default with respect to the provision of this Paragraph 12, the Director (or other obligee or obligees) shall have a continuing lien on all corporate assets, including already transferred assets, until such default be corrected.

13. AMENDMENT OF AGREEMENT

This Agreement may be revoked or amended in whole or in part by a writing signed by both the parties hereto.

14. GOVERNING LAW

This Agreement shall be governed by the laws of the State of West Virginia.

IN WITNESS WHEREOF, the said Corporation has caused this Agreement to be signed in its corporate name by its duly authorized officer, and impressed with its corporate seal, and properly attested to, and the said Director has hereunto set his hand and seal, all on the day and year first above written.

ATTEST:	CORPORATION

(SEAL)
Witness

(SEAL)
Witness	Director

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